BLUEGREEN CORPORATION

CLERK'S CERTIFICATE

401(k) Match Increase for Bluegreen Corporation's Retirement Savings Plan

April 28, 2008

                    This Clerk's Certificate is delivered pursuant to a request from SunTrust Bank that Bluegreen Corporation ("Bluegreen") verifies and confirms its Board of Directors' approval of the 401K match increase for Bluegreen's Retirement Savings Plan.

I, James R. Martin, hereby certify that:

1.	I am now, and at all times mentioned herein have been, the duly elected, qualified and acting Clerk of Bluegreen.
2.	At the Board of Directors' meeting of Bluegreen held on November 21, 2007, at which a quorum was present, the following resolution was unanimously approved:
RESOLVED, that the 401(k) Match Increase and the Payment of Plan Fees as described on the attached Exhibit "A" is hereby APPROVED; and, any member of the 401(k) Advisory Committee be, and hereby is, authorized and directed, to take any and all additional actions as may be necessary or appropriate to implement the aforementioned resolutions including, but not limited to, the execution and delivery of any agreements, certificates, instruments, documents, consents and other similar documents necessary or appropriate to effectuate the 401(k) Match Increase and the Payment Plan Fees.

                    IN WITNESS WHEREOF, I have duly executed this Clerk's Certificate as of the date first written above.

/s/ James R. Martin
James R. Martin, Clerk

Exhibit "A"

The Bluegreen 401(k) Advisory Committee with the support of management recommended that the Corporation's matching contribution for the Plan be increased from 50% of the first 3% of a participant's annual compensation with an annual cap of $1000.00 to 100% of the first 3% of a participant's annual compensation with an annual cap of $1500.00 (the "401(k) Match Increase").